Exhibit 4.1

Execution Version

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT, dated as of January 11, 2016 (this “Amendment”), amends the Rights Agreement, dated as of June 30, 2015 (the “Rights Agreement”), by and between Baxalta Incorporated, a Delaware corporation (the “Company”), Computershare Inc., a Delaware corporation (“Computershare”), and Computershare Trust Company, N.A., a federally chartered trust company (together with Computershare, the “Rights Agent”). All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Rights Agreement.

WHEREAS, the Company desires to enter into an Agreement and Plan of Merger (the “Merger Agreement”) with Shire plc, a company formed in Jersey (“Parent”), and Beartracks, Inc. a Delaware corporation and direct or indirect wholly owned subsidiary of Parent (“Merger Sub”), to be dated on or about the date hereof, pursuant to which, among other things, (a) Merger Sub shall be merged with and into the Company (the “Merger”), whereupon the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation and a direct or indirect wholly owned subsidiary of Parent and (b) each share of the common stock of the Company issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than Dissenting Shares (as defined in the Merger Agreement) or shares cancelled in accordance with the Merger Agreement) will be converted into and thereafter represent the right to receive the Per Share Merger Consideration (as defined in the Merger Agreement);

WHEREAS, Section 27 of the Rights Agreement provides that prior to the Stock Acquisition Date, the Company and the Rights Agent may supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock;

WHEREAS, the Stock Acquisition Date has not occurred;

WHEREAS, in connection with entering into the Merger Agreement, the Board has determined that an amendment to the Rights Agreement is advisable and in the best interests of the Company and its stockholders; and

WHEREAS, subject to and in accordance with the terms of this Amendment, the Company and the Rights Agent have agreed to amend the Rights Agreement in certain respects, as more particularly set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

1.	AMENDMENT OF THE RIGHTS AGREEMENT.

A.	The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of Shire plc, a company formed in Jersey (“Parent”), Beartracks, Inc., a Delaware corporation and direct or indirect wholly owned subsidiary of Parent (“Merger Sub”) or their Subsidiaries, Affiliates or Associates shall be, or shall be deemed to be, an Acquiring Person for purposes of this Agreement as a result of one or more of (i) the adoption, approval, execution or delivery of the Agreement and Plan of Merger, dated as of January     , 2016, among the Company, Parent and Merger Sub (the “Merger Agreement”), (ii) the public announcement of the Merger Agreement or any of the transactions contemplated by the Merger Agreement (including the Merger (as defined in the Merger Agreement)), or (iii) the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement (each such event, an “Exempt Event”).”

B.	The definition of “Final Expiration Date” in Section 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

““Final Expiration Date” shall mean the earlier of (ii) 5:00 P.M., New York City time, on May 1, 2016 and (ii) on the Closing Date (as defined in the Merger Agreement) immediately prior to the Effective Time (as defined in the Merger Agreement).”

C.	The definition of “Stock Acquisition Date” in Section 1 of the Rights Agreement is hereby amended and supplemented by adding the following proviso to the end of the definition:

“; provided, however, that notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not occur and shall not be deemed to have occurred as the result of an Exempt Event.”

D.	Section 3(a) of the Rights Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “(the earlier of (i) and (ii) being herein referred to as the “Distribution Date”” and before the closing parenthesis:

“; provided, however, that notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not occur and shall not be deemed to have occurred as the result of an Exempt Event.”

E.	The definition of “Triggering Event” in Section 1 of the Rights Agreement is hereby amended and supplemented by adding the following proviso to the end of the definition:

“; provided, however, that notwithstanding anything in this Agreement to the contrary, a Triggering Event shall not occur and shall not be deemed to have occurred as the result of an Exempt Event.”

F.	The last sentence of Section 13 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(d) The provisions of this Section 13 shall similarly apply to successive mergers, consolidations or sales or other transfers. Notwithstanding anything in this Agreement to the contrary, this Section 13 shall not apply to any Exempt Event.”

2.	GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware (without giving effect to the conflicts of laws principles thereof) and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

3.	COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

4.	EFFECTIVENESS; NOTICE TO RIGHTS AGENT. This Amendment shall be deemed effective as of, and immediately prior to, the execution and delivery of the Merger Agreement. Promptly after the execution and delivery of the Merger Agreement, the Company shall notify the Rights Agent of the date that this Amendment is deemed effective. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. If for any reason the Merger Agreement is terminated in accordance with its terms, then this Amendment shall become null and void and be of no further force and effect and the Rights Agreement shall remain exactly the same as it existed immediately prior to the execution of this Amendment; the Company shall notify the Rights Agent of the termination of the Merger Agreement and the resulting effect of this Amendment becoming null and void. If applicable, the Company shall notify the Rights Agent of the termination of the Rights Agreement due to the occurrence of the Closing Date (as defined in the Merger Agreement), promptly after such occurrence.

5.	SEVERABILITY. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

BAXALTA INCORPORATED

By:	/s/ Robert J. Hombach

	Name:	Robert J. Hombach

	Title:	Executive Vice President,
Chief Financial Officer and
Chief Operations Officer

COMPUTERSHARE INC.

By:	/s/ David L. Adamson

	Name:	David L. Adamson

	Title:	Vice President

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ David L. Adamson

	Name:	David L. Adamson

	Title:	Vice President

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